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                                                                    EXHIBIT 4.28

                          LEINER HEALTH PRODUCTS INC.
                             901 EAST 233RD STREET
                            CARSON, CALIFORNIA 90745



                                                               February 23, 2001


The Bank Of Nova Scotia,
 as the U.S. Agent
One Liberty Plaza
New York, New York 10006

The Bank of Nova Scotia,
 as the Canadian Agent
44 King Street West -- 14th Floor
Toronto, Ontario
Canada, M5H 1H1

Each of the Lenders party to the
 Credit Agreement referred to below



                           AMENDMENT TO WAIVER LETTER



Gentlemen and Ladies:

         We refer to (a) the Amended and Restated Credit Agreement, dated as of May 15, 1998 (as further amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the "CREDIT AGREEMENT"), among Leiner Health Products Inc., a Delaware corporation (the "U.S. BORROWER"), Vita Health Products Inc., a Manitoba corporation (the "CANADIAN BORROWER", and together with the U.S. Borrower, the "BORROWERS"), the various financial institutions as are or may become parties thereto which extend a Commitment under the U.S. Facility (collectively, the "U.S. LENDERS"), the various financial institutions as are or may become parties thereto which extend a Commitment under the Canadian Facility (collectively, the "CANADIAN LENDERS"), and together with the U.S. Lenders, the "LENDERS"), The Bank of Nova Scotia ("SCOTIABANK") as agent for the U.S. Lenders under the U.S. Facility (in such capacity, the "U.S. AGENT"), Scotiabank, as agent for the Canadian Lenders under the Canadian Facility (in such capacity, the "CANADIAN AGENT", and together with the U.S. Agent, collectively, the "AGENTS"), Merrill Lynch Capital Corporation, as Documentation Agent, and Salomon Brothers Holding Company Inc., as Syndication Agent, and (b) the Waiver Letter, dated February 13, 2001 (the "WAIVER LETTER"), from the Borrowers to the Agents and the Lenders. Unless otherwise defined in this amendment letter (this "AMENDMENT") or the context otherwise requires, terms

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used in this Amendment have the meanings provided in the Credit Agreement or the Waiver Letter, as applicable.

         The Borrowers hereby request that the Lenders amend the Waiver Letter by inserting the following at the end of the first sentence in the second paragraph of the Waiver Letter:

         " as well as any Default or Event of Default under clause (b) of
         Section 9.2.13 of the Credit Agreement (referred to as the "FEE DEFAULT") resulting from the payment to North Castle and/or its Affiliates on January 2, 2001 of a fee pursuant to the terms of the Management Services Agreement in the amount of $750,000 and the subsequent expense reimbursement in the amount of $35,000, and any Default or Event of Default under Section 9.1.7 of the Credit Agreement or under any other Loan Document (referred to collectively as the "COLLATERAL DEFAULTS") resulting from the failure of the Borrowers to deliver, or cause to be delivered, to the Agents any Guaranties, Pledge Agreements, Security Agreements and/or any other documents, certificates or instruments, or do any other act, required under such Section or under such Loan Documents with respect to the acquisition of additional Subsidiaries and additional personal property, in each case to the extent such Subsidiaries and personal property are set forth in the perfection certificate to be delivered to the Agents on February 16, 2001 pursuant to this Waiver Letter".

         The Lenders also hereby waive, for so long as the Waiver Letter is in effect, any breach of the representation and warranty made by the Borrowers in the Waiver Letter that no Default (other than those specifically referenced in the Waiver Letter) had occurred and was continuing, insofar as such statement is untrue with respect to the Fee Default and the Collateral Defaults.

         In consideration of this Amendment, the Borrowers agree that they shall
(a) on the date hereof, make, or cause to be made, a voluntary prepayment of the outstanding Revolving Loans in an amount equal to $785,000 in accordance with clause (a) of Section 5.1.1 of the Credit Agreement, to be applied PRO RATA among outstanding U.S. Revolving Loans and outstanding Canadian Revolving Loans (it being understood that no reduction in either the U.S. Revolving Loan Commitment or the Canadian Revolving Loan Commitment shall result from such prepayment), and (b) no later than February 28, 2001, deliver to the Agents all documents and instruments necessary to comply with the provisions of Section
9.1.7 of the Credit Agreement and with each other Loan Document with respect to the Collateral Defaults. Failure to comply with each of these covenants shall constitute an immediate Event of Default.

         In order to induce the Lenders to enter into this Amendment, the Borrowers hereby represent and warrant that, after giving effect to this Amendment and the effectiveness of the Waiver Letter, all of the statements set forth in Section 7.2.1 of the Credit Agreement are true and correct.

         This Amendment shall become effective upon the receipt by the U.S. Agent of (i) executed counterparts hereof by the Borrowers and the Required Lenders (ii) $785,000 to be


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applied as a prepayment of the Revolving Loans as set forth above and (iii)
an agreement in form and substance satisfactory to it executed and delivered by an authorized officer of North Castle pursuant to which North Castle will irrevocably commit to return (or cause to be returned) to the U.S. Borrower by no later than March 30, 2001 the $750,000 management fee paid by the U.S. Borrower on January 2, 2001 and the subsequent $35,000 expense reimbursement, in each case referred to above. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

         THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. Except as expressly waived by this Amendment, all of the terms and provisions of the Waiver Letter, the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed and administered in accordance with all of the terms and provisions of the Credit Agreement.


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         If you are in agreement with the foregoing terms, kindly execute this
Amendment in the space provided below and deliver to the Agents an executed counterpart of this Amendment.



                                               Very truly yours,

                                               LEINER HEALTH PRODUCTS INC.


                                               By:
                                                   -----------------------------
                                                   Title:



                                               VITA HEALTH PRODUCTS INC.


                                               By:
                                                   -----------------------------
                                                   Title:


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AGREED TO AND ACCEPTED
AS OF THE DATE FIRST
ABOVE WRITTEN:

THE BANK OF NOVA SCOTIA,
as the U.S. Agent, the Canadian Agent
and a Lender


By:
    ---------------------------------
    Title




-------------------------------------
[NAME OF LENDER]


By:
    ---------------------------------
    Title

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